FOR IMMEDIATE RELEASE

Remedent Company Contacts:	Remedent Investor Relations:	Den-Mat Contact
Stephen Ross	Ron Both	Mike Beyer
Chief Financial Officer	Managing Director	Sam Brown Inc.
Remedent, Inc.	Liolios Group, Inc.	Tel 773-463-4211
Tel 310-922-5685	Tel (949) 574-3860	beyer@sambrown.com
stephenr@remedent.com	info@liolios.com

Remedent and Den-Mat Holdings Sign Exclusive North American Distribution Agreement for FirstFit, a Revolutionary Solution for Dental Bridges & Crowns

DEURLE, BELGIUM and SANTA MARIA, CA — June 9, 2009 — Two leaders in cosmetic dentistry, Remedent, Inc. (OTCBB: REMI) and Den-Mat Holdings, LLC have signed an exclusive North American distribution agreement for Remedent’s new FirstFit™ technology.

FirstFit is a revolutionary patent-pending system for the creation and placement of dental bridges and crowns, which was announced by Remedent earlier today. California-based Den-Mat is the world’s largest producer of dental veneers, and is an established marketing and technology partner of Remedent’s.

The FirstFit system requires no temporary placements, creates less mouth trauma and takes fewer office visits to complete. With economic benefits for both patients and dentists, the new technology addresses an expanding U.S. market for dental crowns and bridges, and has the potential to change the way modern dentistry is practiced.

“This agreement builds upon our partnership which began with Lumineers and will significantly expand our presence in the North American professional dental market,” said Guy De Vreese, CEO of Remedent. “We greatly value Den-Mat’s substantial commitment of resources to FirstFit, as we introduce the many revolutionary features and benefits the new technology offers both dentists and the consumer. This agreement reflects the tremendous potential we both see with FirstFit.”

The terms of the agreement grant Den-Mat an exclusive right to market, license and sell FirstFit products in the United States, Canada, and Mexico in consideration for a non-refundable $400,000 development fee and a non-refundable $600,000 license fee payable to Remedent in installments, as well as certain royalty payments based on the sales of the FirstFit products by Den-Mat (or its sublicensees) and certain minimum royalty payments to maintain its exclusivity under the agreement.

The agreement is subject to satisfaction or waiver of certain closing conditions which includes, in addition to customary closing conditions, due diligence completed to Den-Mat’s satisfaction with respect to the FirstFit products; delivery of legal opinion and certain executed non-competition agreements; and delivery of the development payment and first installment of the license payment.

About Den-Mat Holdings, LLC

California-based Den-Mat Holdings, LLC is a leading manufacturer and marketer of advanced cosmetic and restorative dental products and laboratory services that allow a dentist to preserve, restore and enhance their patient's teeth typically without the requirement for anesthesia, extensive cutting, drilling and tooth removal. This revolutionary type of dentistry not only focuses on superior esthetic results, but on patient comfort and convenience as well. Den-Mat's revolutionary LUMINEERS(R) BY CERINATE(R)

are porcelain veneers that offer a painless way to a permanently whiter and perfectly aligned smile. LUMINEERS are the only porcelain laminates that are strong, reversible, and have a proven record of over 20 years of clinical success. The dentist applies these contact lens-thin veneers to teeth without the need for the shaving and grinding down of sensitive tooth structure that is common with traditional veneers. Den-Mat is a unit of DLJ Merchant Banking Partners, a private equity investment affiliate of Credit Suisse. For additional information, visit www.denmat.com.

About Credit Suisse

As one of the world's leading banks, Credit Suisse provides its clients with investment banking, private banking and asset management services worldwide. Credit Suisse offers advisory services, comprehensive solutions and innovative products to companies, institutional clients and high-net worth private clients globally, as well as retail clients in Switzerland. Credit Suisse is active in over 50 countries and employs approximately 40,000 people. Credit Suisse's parent company, Credit Suisse Group, is a leading global financial services company headquartered in Zurich. Credit Suisse Group's registered shares (CSGN) are listed in Switzerland and, in the form of American Depositary Shares (CS), in New York. Further information about Credit Suisse can be found at www.creditsuisse.com.

About Remedent

Remedent, Inc. specializes in the research, development, manufacturing and marketing of oral care and cosmetic dentistry products. The company serves professional dental industry with breakthrough technology for dental veneers, bridges and crowns which are recognized worldwide for their technological superiority and ease-of-application. These products are supported by a line of professional veneer whitening and teeth sensitivity solutions. Headquartered in Belgium, Remedent distributes its products to more than 35 countries worldwide. For more information, go to www.remedent.com.

Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause Remedent’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," “projects,” “project,” to be uncertain and forward-looking. Actual results could differ materially because of factors such as Remedent’s ability to achieve the synergies and value creation contemplated by the proposed transaction. For further information regarding risks and uncertainties associated with Remedent’s business, please refer to the risk factors described in Remedent’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

Trademarks mentioned in this release are the property of their respective owners.